EXHIBIT 4.4


                      PETER KIEWIT SONS', INC.
                       a Delaware corporation

Registered Debenture No. ________   Principal Amount:  $________
5.41% Convertible Debenture         Due Date:  October 31, 2013

     PETER KIEWIT SONS', INC., a corporation organized and existing under the laws of the State of Delaware, and having its principal place of business in the Omaha, Nebraska (hereinafter called the "Corporation"), for the value received, hereby promises to pay to _____________________________________ or registered assigns (hereinafter called the "Debentureholder") on October 31, 2013, the principal sum of __________________________________ ($_______________________)
Dollars, or so much thereof as may remain outstanding.

     This convertible debenture ("Debenture") is one of a 2003 issue of registered convertible debentures of the Corporation, due October 31, 2013 unless previously redeemed or converted, limited to the aggregate principal amount of Nine Million Eight Hundred Thousand and No/100 ($9,800,000.00) Dollars, all issued or to be issued pursuant to and subject to all of the terms and conditions of an Indenture, dated as of July 1, 1986, executed and delivered by Peter Kiewit Sons', Inc. (now Level 3 Communications, Inc.) ("PKS") and FirstTier Bank, N.A. Omaha, as trustee, as amended pursuant to a First Supplemental Indenture between the Corporation, PKS and U.S. Bank National Association (hereinafter referred to as "Trustee"), as successor trustee dated as of March 31, 1998. Reference is hereby made to the Indenture, and all indentures supplemental thereto, for a description of the rights, limitations, obligations and immunities of the Corporation, the holders of convertible debentures and the Trustee.

     (1) TYPE OF PAYMENT: Except as otherwise provided in paragraph (8) hereof, payment of interest and principal shall be in any coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public or private debts.

     (2) INTEREST: Except as hereinafter provided, the Corporation promises to pay to the Debentureholder, interest on the outstanding principal sum, at the rate of Five and 41/100 percent per annum until the Corporation's obligation with respect to the payment of the principal amount shall have been discharged. Interest shall accrue upon the outstanding principal amount of this Debenture until the date of redemption or maturity, whichever of these dates shall first occur; provided, however, that in the event of conversion as provided in paragraph (7) hereof, interest shall cease accruing on the outstanding principal amount of this Debenture on September 30, 2008. Interest on this Debenture shall be paid annually on the November 1st immediately following the twelve months (or such shorter period during such twelve month period that the Debenture was outstanding) in which such interest was earned.

     (3) PLACE OF PAYMENT: The principal and interest on this Debenture shall be payable at the office of the Corporation at Omaha, Nebraska.

     (4) DEFAULT: This Debenture shall be deemed to be in default whenever the principal sum and/or interest becomes payable and remains unpaid for a period of sixty (60) days.

     (5) REDEMPTION: This Debenture is subject to redemption at any time prior to the date of maturity at its outstanding principal amount plus all unpaid interest to the date of redemption provided, however, that the entire 2003 series of convertible debentures is being redeemed. This Debenture may not be redeemed during the "Conversion Period" (as defined in paragraph (7) hereof). Redemption shall be preceded by notice thereof, given to the Debentureholder by registered mail no later than ten (10) days preceding the date of redemption.

     (6) TRANSFER: This Debenture may be transferred by the Debentureholder at the principal office of the Corporation in Omaha, Nebraska on the registry books kept for such purpose at such office, upon surrender and cancellation of this Debenture, and the payment of all applicable charges.

     (7) CONVERSION: (a) Subject to adjustment as specified in this paragraph (7), during the period commencing on October 1, 2008 and ending on October 31, 2008 (the "Conversion Period"), the Debentureholder may convert the outstanding principal amount of this Debenture into -------------------- (-------------) shares of the $0.01 par value common stock ("Common Stock") of the Corporation. The conversion privilege shall be deemed exercised by submission of this Debenture with a written request for conversion during the Conversion Period at the principal office of the Corporation. The Corporation shall thereafter, within a sixty (60) day period, issue the Common Stock into which this Debenture has been converted. As a condition precedent to the rights of conversion granted in this paragraph (7), the Debentureholder agrees to execute the Corporation's applicable Stock Repurchase Agreement. This Debenture shall only be convertible by the Debentureholder if the Debentureholder is otherwise eligible to own shares of Common Stock of the Corporation as provided in the Corporation's then effective Restated Certificate of Incorporation.

     (b) In case the Corporation shall change the stock issuable upon conversion of this Debenture into the same or different number of new shares of the same or of any other class or classes, the Debentureholder, upon conversion, shall be entitled to receive, in lieu of the old stock which he would have been entitled to receive but for such change, a number of shares of the new stock equivalent to the number of shares of new stock that would have been issued to him in exchange for such number of shares of old stock which he would have been entitled to receive if the conversion privilege had been exercisable and exercised immediately prior to such change.

     (c) In case at any time or from time to time the Corporation shall declare and pay on or in respect of the class of stock issuable upon conversion of this Debenture, any dividend of shares of stock of any class or classes, the Debentureholder, upon exercising the conversion privilege, after the date of record of the holders of stock to whom such stock dividend is payable, shall be entitled to receive the shares of stock theretofore issuable upon conversion, together with the dividend stock which would have been issuable if the conversion privilege had been exercisable and exercised immediately prior to the record date for such dividend.

     (d) The Corporation covenants and agrees that in case it shall consolidate or merge with, or shall sell its property as an entirety, or substantially as an entirety to any other corporation or entity, proper provision will be made as part of the terms of such consolidation, merger or sale, that the Debentureholder will thereafter be entitled to convert it into the same kind and amount of securities and any other assets as may be issuable or distributable by the terms of such consolidation, merger or sale with respect to the number of shares of stock into which this Debenture is convertible at the time of such consolidation, merger or sale (assuming for purposes of such determination that the conversion privilege had then been exercisable); provided however, that the surviving corporation or entity with which the Corporation consolidates, merges or sells its property shall succeed to all of the rights provided for in this Debenture, including the right of redemption.







     (e) In the event of a prepayment of principal set forth in paragraph (8)(b) hereunder, the number of shares of Common Stock into which this Debenture may be converted during the Conversion Period shall be reduced, effective immediately after the "Expiration Time" (as defined in paragraph 8(b)), so that this Debenture may be convertible during the Conversion Period into the number of shares of Common Stock equal to: (i) the number of shares of Common Stock into which this Debenture was convertible immediately prior to the Expiration Time (assuming for purposes of this calculation, that the conversion privilege had then been exercisable), multiplied by (ii) a fraction, of which the numerator shall be (A) the "Common Share Price" (as defined in the Corporation's Restated Certificate of Incorporation") immediately prior to the Expiration Time, reduced by (B) the maximum aggregate amount of cash and the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) ("Fair Market Value") of any other property or assets (determined on a per share basis, based upon the number of shares of Common Stock outstanding on the date of commencement of the "Tender Offer" (as defined in paragraph
(8)(b)) available for distribution in the Tender Offer, regardless of the number of shares of Common Stock actually tendered in such Tender Offer and the denominator shall be the Common Share Price immediately prior to the Expiration Time, rounded down to the nearest whole share to avoid the issuance of a fractional share.

     (8) PRE-PAYMENT: The Corporation, in its sole and absolute discretion, may prepay all or any portion of the principal of this Debenture, without penalty, upon the occurrence of the following events:

     (a) In the event that the Corporation shall declare an extraordinary dividend on its issued and outstanding Common Stock (excluding stock dividends referred to in paragraph
(7)(c)), and if the Debentureholder has not exercised the conversion privilege on or prior to the record date for such dividend, then the Corporation may pay to the Debentureholder as of such record date, on the payment date for such dividend, the amount of such dividend per issued and outstanding share multiplied by the number of shares of Common Stock into which this Debenture could be converted on such record date, assuming for purposes of this calculation, that the conversion privilege had then been exercisable. The aggregate of the amount of cash plus the Fair Market Value of any other property or assets received by the Debentureholder in such event shall be considered a prepayment of principal under this Debenture and shall reduce the remaining amount of principal payable by the Corporation hereunder; provided, however, that the principal amount shall not be reduced below $1. Any such prepayment shall be made with the same type and amount of consideration payable as the dividend.

     (b) In the event that the Corporation shall make a tender offer to all holders of Common Stock for all or any portion of the Common Stock ("Tender Officer"), and if the Debentureholder has not exercised the conversion privilege on or prior to the last time (the "Expiration Time") tenders could have been made pursuant to such Tender Offer (as it may be amended), then the Corporation may pay to the Debentureholder as of the Expiration Time, on the date payment of the tender consideration is payable pursuant to the Tender Offer, the aggregate amount of per share consideration the Debentureholder would have received had the conversion privilege been exercisable and exercised prior to the commencement of the Tender Offer, and had the Debentureholder tendered and the Corporation accepted for tender, the maximum amount of shares of Common Stock permissible pursuant to the terms of the Tender Offer. The aggregate amount of cash and the Fair Market Value of non-cash consideration received by the Debentureholder in such event shall be considered a prepayment of principal under this Debenture and shall reduce the remaining amount of principal payable by the Corporation hereunder; provided, however, that the principal amount shall not be reduced below $1. Any such prepayment shall be made with the same type of consideration payable pursuant to the Tender Offer, but allocated between such types of consideration at the sole discretion of the Corporation.

     (c) Notwithstanding anything herein to the contrary, the Corporation may only make a prepayment of principal hereunder if it makes principal prepayments to all other holders of the 2003 series of convertible debentures, and then only if such prepayments are determined in the same manner as any prepayment made hereunder.

     (9) SUBORDINATION: In the payment of their claims, all creditors of the Corporation shall rank equally with the holders of convertible debentures. All claims of the holders of convertible debentures against earnings or assets are hereby made superior to those of stockholders, and the Corporation agrees that as long as any of its convertible debentures are outstanding, it will not pay any dividends on its stock until all liability for unpaid interest on its convertible debentures has been paid. In the event of dissolution or liquidation of the Corporation, the holders of all convertible debentures shall be entitled to be paid in full, both principal and interest, before any assets of the Corporation are distributed to any stockholder.

     (10) OWNERSHIP: The Corporation and the Trustee may treat the Debentureholder as the absolute owner of this Debenture for all purposes.

     (11) LIQUIDATION OF LIABILITY: No recourse shall be had for the payment of the principal or interest of this Debenture, against any incorporator, stockholder, officer, or director, past, present, or future, of the Corporation, all such liability being expressly waived by the Debentureholder.

     (12) VALIDATION: This Debenture shall not be valid or become obligatory for any purpose until the certificate of authentication thereon shall have been signed by the Trustee.

     IN WITNESS WHEREOF, Peter Kiewit Sons', Inc. has caused this Debenture to become signed and its corporate seal to be hereunto affixed by its officers duly authorized therunto, all as of the 1st day of November, 2003.


ATTEST:                           PETER KIEWIT SONS', INC.



-------------------------------   By----------------------------
     Assistant Secretary                   President

TRUSTEE'S CERTIFICATE OF AUTHENTICATION: This is one of the convertible debentures described in the Trust Indenture, dated as of July 1, 1986, by and between Peter Kiewit Sons', Inc. (now Level 3 Communications, Inc.) ("PKS") and FirstTier Bank, N.A. Omaha, as trustee, as amended pursuant to a First Supplemental Indenture between the Corporation, PKS and U.S. Bank National Association, as successor trustee dated as of March 31, 1998.







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     Dated----------------------    By-------------------------
                                          Authorized Officer

This Debenture and the transfer thereof are subject to restrictions which are stated in an Agreement between the Debentureholder whose name appears hereon and Peter Kiewit
Sons', Inc., dated --------------, ----.







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